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                                                                    EXHIBIT 99.1




                                                      Contact: Mark Buckley, CFO
                                                           Westbury Metals Group
                                                                  (516) 997-8333



             WESTBURY METALS GROUP EXPECTS TO FILE ANNUAL REPORT FOR
           FISCAL YEAR 2000 BY DECEMBER 11, 2000 AND QUARTERLY REPORT
                  FOR THE FIRST QUARTER BY DECEMBER 15, 2000.


WESTBURY, NY, November 22, 2000--Westbury Metals Group, Inc. (OTCBB: WMET) said today it expects to record several non-cash charges for the year ended June 30, 2000, which will require the Company to restate its financial reports for its fiscal quarters ended December 31, 1999 and March 31, 2000. As a result, the Company has been delayed in filing its financial reports with the Securities and Exchange Commission. Westbury expects to file its Annual Report on Form 10-K for its fiscal year ended June 30, 2000 and the restated quarterly reports by December 11, 2000. The Company expects to file its quarterly report for the fiscal quarter ended September 30, 2000 by December 15, 2000. The Company believes that fiscal 2000 earnings from operations, or EBIT (earnings before interest and taxes), will improve from the $149,000 reported in fiscal 1999, but that the non-cash charges will adversely affect reported net income and earnings per share.

About Westbury Metals Group

Westbury, New York-based Westbury Metals Group, a rapidly growing consolidator in the precious metals industry, fabricates silver for industrial uses, reclaims platinum and palladium from automotive catalytic converters and refines precious metals, gold and silver from industrial users such as electronics, chemical, aerospace and jewelry companies as well as conducting trading and hedging operations. In the past two years, the Company has acquired three silver fabricators: Anton Nolls of Kearny, NJ, in March 1998; Reliable, Inc., a Naugatuck, CT based supplier of anodes and salts for silver plating as well as silver and sterling wire, strip and grain products, in June 1999; and the silver products business of SPM Corp. of Montvale, VA, in May 2000. In addition, Westbury Metals Group, through its Westbury Mint division, has a licensing agreement with the World Wrestling Federation Entertainment, Inc., to create coins and medallions featuring WWF superstars in silver and gold.

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Forward Looking Statements

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results include, but are not limited to, the impact of competitive products, changes in law and regulations, availability of raw materials, dependence on distributors and customers, litigation, limitations on future financing, the effect of adverse publicity, uncertainties relating to acquisitions, managing and maintaining growth, customer demands, as well as other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company's website, http://www.westburymetals.com.

SOURCE:  Westbury Metals Group, Inc.